UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. )*

Under the Securities Exchange Act of 1934

THERMOELASTIC TECHNOLOGIES, INC.
(Name of Issuer)

Common Stock, $0.0001 par value
(Title of Class of Securities)

88362K102
(CUSIP Number)

June 24, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      | |   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88362K102
-----------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sundance Capital Group Inc.
-----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)
     |_|
                                                                 (b)
     |_|
-----------------------------------------------------------------------
3.   SEC USE ONLY


-----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Belize Central America
-----------------------------------------------------------------------
NUMBER OF SHARES	5.   SOLE VOTING POWER
          			1,454,540
			-----------------------------------------------
BENEFICIALLY		6.   SHARED VOTING POWER

  OWNED BY         		 NONE
			-----------------------------------------------
    EACH       		7.   SOLE DISPOSITIVE POWER

  REPORTING         		1,454,540
 			-----------------------------------------------
   PERSON     		 8.   SHARED DISPOSITIVE POWER

    WITH            		NONE
-----------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,454,540
-----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     |_|
-----------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.88%
-----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
-----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 88362K102
-----------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jake Bottay
-----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  |_|
     (b)  |_|
-----------------------------------------------------------------------
3.   SEC USE ONLY


-----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Canadian
-----------------------------------------------------------------------
NUMBER OF    		5.   SOLE VOTING POWER

   SHARES           	1,454,540 (all shares beneficially owned by
			Sundance Capital Group, Inc
 			-----------------------------------------------
BENEFICIALLY   		6.   SHARED VOTING POWER

  OWNED BY          		NONE
 			-----------------------------------------------
    EACH       		7.   SOLE DISPOSITIVE POWER

  REPORTING        	 1,454,540 (all shares beneficially owned by
			Sundance Capital Group, Inc
			-----------------------------------------------
   PERSON      		8.   SHARED DISPOSITIVE POWER

    WITH            		NONE

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,454,540

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.88%
----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88362K102
----------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gary Musil
----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  |_|
     (b)  |_|
----------------------------------------------------------------------
3.   SEC USE ONLY


----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Canadian
----------------------------------------------------------------------
  NUMBER OF    		5.   SOLE VOTING POWER

   SHARES       	1,454,540 (all shares beneficially owned by
			Sundance Capital Group, Inc)
               		----------------------------------------------
BENEFICIALLY   		6.   SHARED VOTING POWER

  OWNED BY          		NONE
               		----------------------------------------------
    EACH       		7.   SOLE DISPOSITIVE POWER

  REPORTING         	1,454,540 (all shares beneficially owned by
			Sundance Capital Group, Inc)
			----------------------------------------------
   PERSON      		8.   SHARED DISPOSITIVE POWER

    WITH            		NONE

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,454,540

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     |_|
---------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.88%
---------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88362K102
---------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Lionel Welch
---------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  |_|
     (b)  |_|
---------------------------------------------------------------------
3.   SEC USE ONLY


---------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Belize, Central America
---------------------------------------------------------------------
NUMBER OF    		5.   SOLE VOTING POWER

SHARES           	1,454,540 (all shares beneficially owned by
			Sundance Capital Group, Inc)
               		---------------------------------------------
BENEFICIALLY   		6.   SHARED VOTING POWER

  OWNED BY          		NONE
               		---------------------------------------------
    EACH       		7.   SOLE DISPOSITIVE POWER

  REPORTING         	1,454,540 (all shares beneficially owned by
			Sundance Capital Group, Inc)
			---------------------------------------------
   PERSON      		8.   SHARED DISPOSITIVE POWER

    WITH            		NONE

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,454,540

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     |_|
--------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.88%
--------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER:

            ThermoElastic Technologies, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL PLACE EXECUTIVE OFFICES:

            1109 7th Court
            Fox Island, Wa 98233


ITEM 2(a).  NAME OF PERSON FILING:

            This statement is filed on behalf of Sundance Capital Group, Inc., a Belize, Central America corporation, Jake Bottay a Canadian citizen, Gary Musil a Canadian citizen and Lionel Welch a citizen of Belize, Central America. Sundance Capital Group, Inc.is a private investment firm, jake Bottay is President/Director, Gary Musil is Secretary/Director and Lionel Welch is the sole stockholder of Sundance Capital Group, Inc. Their agreement in writing to file this statement on behalf of each of them is attached as Exhibit A hereto.


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
	    RESIDENCE:

            600-625 Howe St.
            Vancouver, B.C. Canada V6C 2T6

ITEM 2(c).  CITIZENSHIP:

            Sundance Capital Group, Inc. is a Belize corporation,
	    Jake Bottay and Gary Musil are Canadian citizens and
	    Lionel Welch is a citizen of Belize, Central America.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.0001 par value

ITEM 2(e).  CUSIP NUMBER:

            88362K102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS:

            Not Applicable

ITEM 4.     OWNERSHIP:

            (a)   AMOUNT BENEFICIALLY OWNED:

                  1,454,540

            (b)   PERCENT OF CLASS:

                  12.88%

            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   Sole power to vote or to direct the vote:

                        1,454,540 shares

                  (ii)  Shared power to vote or to direct the vote:

                        NONE

                  (iii) Sole power to dispose or to direct the
			disposition of:

                        1,454,540

                  (iv) Shared power to dispose or to direct the disposition of:

                        NONE

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

	    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
	    PERSON:

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
	    HOLDING COMPANY:

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF THE GROUP:

            Not Applicable


ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        SUNDANCE CAPITAL GROUP, INC.


Dated: June 26, 2003
       Vancouver B.C. Canada            By: /s/ Jake Bottay
                                        ------------------------
                                        Name: Jake Bottay
                                        Title: President


Dated: June 26, 2003
       Vancouver B.C. Canada            /s/ Gary Musil
                                        -------------------------
                                        Name:  Gary Musil
					Title: Secretary

Dated: June 26, 2003
       Belize, Central America          /s/ Lionel Welch
                                        -------------------------
                                        Name: Lionel Welch
					Title: Sole Beneficial Owner


EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Sundance Capital Group, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

                                        SUNDANCE CAPITAL GROUP, INC.


Dated: June 26, 2003
       Vancouver B.C. Canada            By: /s/ Jake Bottay
                                        ---------------------------
                                        Name: Jake Bottay
                                        Title: President


Dated: June 26, 2003
       Vancouver B.C. Canada            /s/ Gary Musil
                                        ---------------------------
                                        Name:  Gary Musil
					Title: Secretary

Dated: June 26, 2003
       Belize, Central America          /s/ Lionel Welch
                                        ---------------------------
                                        Name:  Lionel Welch
					Title: Sole Beneficial Owner